EXHIBIT 23

INDEPENDENT AUDITORS’ CONSENT

The Board of Directors
Electro Scientific Industries, Inc.:

We consent to the incorporation by reference in the registration statement Nos. 33-58292, 33-65477, 333-35927, 333-84552 and 333-88727 on Form S-3 and registration statement Nos. 2-91731, 33-2623, 33-2624, 33-34098, 33-37148, 33-46970, 33-70584, 33-63705, 333-16485, 333-16487, 333-29513, 333-35917, 333-46443, 333-55060, 333-67356 and 333-88411 on Form S-8 of Electro Scientific Industries, Inc. of our report dated July 3, 2002, with respect to the consolidated balance sheet of Electro Scientific Industries, Inc. as of June 1, 2002, and the related consolidated statements of operations, shareholders’ equity and cash flows for the year ended June 1, 2002, which report appears in the June 1, 2002, annual report on Form 10-K of Electro Scientific Industries, Inc..

KPMG LLP
Portland, Oregon
August 13, 2002